Dollar General Announces Favorable Ruling in Fair Labor Standards Lawsuit

GOODLETTSVILLE, Tenn. (BUSINESS WIRE), October 24, 2012 - Dollar General Corporation (NYSE: DG) announced today that the court has granted its motion to decertify the Fair Labor Standards Act (“FLSA”) collective action lawsuit pending in the United States District Court for the Northern District of Alabama.

The case, styled Cynthia Richter, et al. v. Dolgencorp, Inc., et al., alleges that the Company misclassified its store managers as exempt from overtime wages under the FLSA. In decertifying the class, the Court found that the approximately 2,875 remaining current and former store managers who joined the case are not sufficiently similarly situated to one another for the case to proceed collectively. Absent a successful challenge by plaintiffs to this ruling, the plaintiff and those who chose to join the lawsuit now may choose to proceed individually with their claims.

“We are pleased that the Court agreed with our position that this case is not appropriate for collective action treatment,” said Rick Dreiling, chairman and CEO of Dollar General. “We continue to believe that our store managers are properly classified under the FLSA.”

At this time, the Company does not know whether the plaintiffs intend to challenge this ruling. The Company plans to continue to defend its position in this case and in any individual cases that proceed.

About Dollar General

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With over 10,200 stores in 40 states, Dollar General has more locations than any other discount retailer in America. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg’s, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.